CONTACT INVESTOR RELATIONS
Randy Burkhalter  (713) 654-7502


                               NORAM ENERGY CORP. AND SUBSIDIARIES
                                          (Unaudited)
                      (in thousands of dollars except per share amounts)

QUARTER ENDED JUNE 30                         1995        1994
Operating Revenues                         $565,842    $547,146 (1)
Loss Before Income Taxes                   $(11,323)   $(13,325)

Loss Before Extraordinary Item             $ (7,072)   $ (6,375)
Extraordinary Item, Less Taxes (2)             -           (517)
Net Loss                                     (7,072)     (6,892)
  Preferred Dividend Requirement              1,950       1,950
Balance Available to Common Stock          $ (9,022)   $ (8,842)
Per Share Data:
Loss Before Extraordinary Item             $  (0.07)   $  (0.07)
Extraordinary Item, Less Taxes                 -           0.00
Net Loss                                   $  (0.07)   $  (0.07)
Weighted Average Common Shares
  Outstanding (000's)                       123,735     122,390

SIX MONTHS ENDED JUNE 30
Operating Revenues                         $1,453,990  $1,648,015(1)
Income Before Income Taxes                 $   80,757  $   85,652

Income Before Extraordinary Item           $   44,924  $   49,112
Extraordinary Item, Less Taxes (2)                (52)       (517)
Net Income                                     44,872      48,595
  Preferred Dividend Requirement                3,900       3,900
Balance Available to Common Stock          $   40,972    $ 44,695
Per Share Data:
Income Before Extraordinary Item           $     0.33    $   0.37
Extraordinary Item, Less Taxes                   0.00        0.00
Net Income                                 $     0.33    $   0.37
Weighted Average Common Shares
 Outstanding (000's)                          123,350     122,380

TWELVE MONTHS ENDED JUNE 30
Operating Revenues                         $2,664,301   $2,994,586(1)
Income From Continuing Operations
  Before Income Taxes                      $   80,768   $   48,252

Income From Continuing Operations          $   47,103   $   20,333
Loss from Discontinued Operations,
 Less Taxes (3)                                (2,102)       -
Income Before Extraordinary Item               45,001       20,333
Extraordinary Item, Less Taxes (2)               (658)        (954)
Net Income                                     44,343       19,379
  Preferred Dividend Requirement                7,800        7,800
Balance Available to Common Stock          $   36,543    $  11,579
Per Share Data:
Income From Continuing Operations          $     0.32    $    0.10
Loss from Discontinued Operations,
  Less Taxes                                    (0.02)       -
Extraordinary Items, Less Taxes                  0.00        (0.01)
Net Income                                 $     0.30    $    0.09
Weighted Average Common Shares
  Outstanding (000's)                         122,905      122,366

(1) Operating revenues for 1994 have been restated to include certain nonregulated revenues which previously were presented net of related expenses and reported below the operating income line.
(2)  Loss on reacquisition of debt.
(3) Principally settlement of litigation related to University Savings Association brought against the Company by the Resolution Trust Corporation.